Exhibit 5.1

July 31, 2025

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Mesdames:

Re: Briacell Therapeutics Corp. – Form S-8 Registration Statement

We have acted as Canadian counsel for Briacell Therapeutics Corp., a corporation organized under the laws of the Province of British Columbia (the “Corporation”), in connection with the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the United States Securities Commission (the “Commission”) and pertaining to the registration of 2,693,094 common shares in the capital of the Corporation (the “Plan Shares”) under the Omnibus Equity Incentive Plan (the “Plan”).

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

Our opinion is limited to laws of the Province of British Columbia and the federal laws of Canada applicable therein (“Applicable Law”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

As counsel for the Corporation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Corporation in connection with the authorization, issuance and sale of the securities being issued pursuant to the Registration Statement. We have also examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We have relied on a certificate of an officer of the Corporation as to various questions of fact material to our opinion that we have not verified independently. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed the awards granted under the Plan will be duly granted by the board of directors of the Corporation (the “Board”), a Committee of the Board (a “Committee”) or pursuant to a delegation of authority granted by the Board or a Committee, all in accordance with the terms of the Plan.

Based upon the foregoing, and subject to the foregoing qualifications, assumptions, and limitations and the further limitations set forth below, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Corporation under Applicable Law and, when the Plan Shares are issued from time to time to the participants of the Plan upon the due settlement, exercise or redemption, as applicable, of awards or grants all in accordance with the terms and conditions of Plan and any applicable award agreements, the Plan Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

We express no opinion as to: (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer, or similar provision of applicable law on the conclusions expressed above.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

This opinion is for the benefit of the addressee in connection with the transaction to which it relates, and may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.

Yours truly,

/s/ Bennett Jones LLP
Bennett Jones LLP